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                                                                    Exhibit 99.1

[ITC/\DeltaCom Logo]

News Release

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CONTACT INFORMATION:

Investor Contacts

Douglas A. Shumate
Senior Vice President
Chief Financial Officer
706-385-8189 or
dshumate@itcdeltacom.com
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Media Contact:

Monty Vest
Senior Manager
Marketing Communications
256-382-3949
mvest@itcdeltacom.com
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ITC/\DeltaCom Completes Financial Reorganization, Reduces Debt by $515 Million

Company Emerges Free Cash Flow Positive, and Receives New $30 Million Investment

WEST POINT, Ga. October 30, 2002 - ITC/\DeltaCom, Inc, (Nasdaq/NM: ITCD) an integrated telecommunications and technology provider to businesses in the southern United States, announced today that it has completed its financial reorganization and emerged from Chapter 11 proceedings. ITC/\DeltaCom, Inc. filed its petition for reorganization on June 25, 2002. As previously announced, ITC/\DeltaCom's plan of reorganization received overwhelming approval from all voting classes of creditors and stockholders and was confirmed on October 17, 2002 by the United States Bankruptcy Court for the District of Delaware. The plan became effective on October 29, 2002.

As a result of the reorganization, the Company is immediately placed in a free cash flow positive position, has eliminated $515 million in senior note and convertible subordinated note debt, and has obtained a new $30 million preferred equity investment to further strengthen the Company's balance sheet. The investors include Campbell B. Lanier, III and SCANA Corporation, who were both significant stockholders of ITC/\DeltaCom before the reorganization.

Additionally, ITC/\DeltaCom announced that the Company's new common stock will be listed on the NASDAQ National Market under the symbol ITCD, and is expected to be open for trading beginning today, Wednesday, October 30. The NASDAQ National Market listing is subject to compliance with NASDAQ's minimum bid price requirement and other NASDAQ marketplace rules.

"Today marks a milestone in ITC/\DeltaCom's history as we emerge a stronger, more competitive company with one of the healthiest balance sheets in the telecommunications industry," said Larry Williams, ITC/\DeltaCom chairman and chief executive officer.

"As a result of our ongoing commitment to customer service, during the four-month restructuring period, we continued to maintain one of the lowest customer churn rates in the industry of less than 1%. We will continue to implement our business plan while we develop new initiatives and maintain the quality of service that is imperative to being successful in today's competitive market."

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ITC/\DeltaCom will continue to focus on its core retail business, providing voice and data solutions to approximately 19,000 business customers throughout the southern United States.

The Company's seven member Board of Directors consists of four existing members:
Chairman Larry F. Williams, Vice Chairman, Campbell B. Lanier, III, William B. Timmerman, and Donald W. Burton. The three new members of the Board include John
J. Delucca, executive vice president of finance and administration and chief financial officer for Coty Inc., Robert C. Taylor, former chief executive officer and president of Focal Communications, and John R. Myers, chairman of Tru-Circle Corporation.

ITC/\DeltaCom, Inc.'s operating companies, ITC/\DeltaCom Communications, Inc. and Interstate FiberNet, Inc., were not included in the court-supervised proceeding and continued to operate in the ordinary course of business throughout the reorganization process. UBS Warburg LLC acted as the financial advisor to the company in the restructuring.

ABOUT ITC/\DELTACOM

ITC/\DeltaCom, headquartered in West Point, Georgia, provides, through its operating subsidiaries, integrated telecommunications and technology solutions to businesses in the southern United States and is a leading regional provider of broadband transport services to other communications companies. ITC/\DeltaCom's business communications services include local, long distance, enhanced data, Internet access, managed IP, network monitoring and management, operator services, and the sale and maintenance of customer premise equipment. ITC/\DeltaCom also offers colocation, web hosting, and managed and professional services. The Company operates 35 branch offices in nine states, and its 10-state fiber optic network of approximately 9,980 miles reaches approximately 175 points of presence. ITC/\DeltaCom has interconnection agreements with BellSouth, Verizon, Southwestern Bell and Sprint for resale and access to unbundled network elements and is a certified competitive local exchange carrier
(CLEC) in Arkansas, Texas, and all nine BellSouth states. For additional information about ITC/\DeltaCom, please visit the Company's website at www.itcdeltacom.com.
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Statements contained in this news release regarding ITC/\DeltaCom's expected financial condition and operating results, revenue growth, business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these statements. Readers are referred to the documents filed by ITC/\DeltaCom with the Securities and Exchange Commission, including ITC/\DeltaCom's annual report on Form 10-K filed on April 1, 2002, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks, which are discussed in ITC/\DeltaCom's filings under the heading "Risk Factors," include dependence on new product development, rapid technological and market change, dependence upon rights of way and other third party agreements, and risks related to future growth and rapid expansion. Other important risks factors that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, customer reductions in services, delays or difficulties in deployment and implementation of colocation arrangements and facilities, appeals of or failures by third parties to comply with rulings of governmental entities, inability to meet installation schedules, general economic and business conditions, failure to maintain underlying service/vendor arrangements, competition, adverse changes in the regulatory or legislative environment, and various other factors beyond ITC/\DeltaCom's control. ITC/\DeltaCom expressly disclaims any obligation to update any forward-looking statements whether to reflect events or circumstances occurring after the date of this news release or otherwise.

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